Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (this “Agreement”), is made this 10th day of December, 2009 (the “Effective Date”) between First Mercury Financial Corporation (the “Company”) and John A. Marazza (“Executive”).
RECITALS
     The Company currently employs Executive as its Executive Vice President and Chief Financial Officer, and the Company and Executive now desire to enter into this Agreement, which shall, from the Effective Date, govern the terms and conditions of Executive’s continued employment by the Company. Certain capitalized terms have the definitions set forth in Section 6.
STATEMENT OF AGREEMENT
     Now, therefore, in consideration of the promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:
SECTION 1
EMPLOYMENT AND DUTIES
     1.1 Duties and Position. During the term of this Agreement, Executive shall provide services to the Company and its subsidiaries in accordance with this Agreement in the capacities of Executive Vice President, Chief Financial Officer and Corporate Secretary of the Company; provided, however, that subject to Executive’s rights under Section 3.5(b), at the request of the Company’s Board of Directors (the “Board”) or Chief Executive Officer at any time and from time to time, Executive shall also serve in other or additional executive capacities. Executive shall report directly to the Chief Executive Officer and shall perform such duties and responsibilities consistent with his executive positions as shall be assigned to him by the Chief Executive Officer or the Board. Executive acknowledges that his duties and responsibilities may require significant travel.
     1.2 Standard of Performance. Executive shall faithfully, diligently and to the best of his abilities perform the duties inherent in his position and otherwise assigned to him pursuant to this Agreement. Executive agrees to abide by the Company’s rules, regulations, policies and practices as they are presently in force and as they may be revoked, adopted or modified at any time and from time to time during the term of this Agreement.
     1.3 Time Devoted to the Company. Executive shall be required to devote substantially full time and attention of the business day to his duties under this Agreement. Subject to the obligations of Executive pursuant to Section 4.5 hereof and the immediately preceding sentence, Executive may engage in any other activity, whether for pecuniary gain or not, which does not interfere with his obligations under this Agreement.

SECTION 2
COMPENSATION AND BENEFITS
     2.1 Base Salary. The Company agrees to pay or cause to be paid to Executive for Executive’s services during the term of this Agreement an annual base salary at the gross rate prior to all taxes and other withholdings of $375,000. The base salary will be subject to annual review and may be adjusted from time to time under the direction of the Board (or the Committee) considering factors such as Executive’s performance, compensation of similar executives of similarly sized companies and other pertinent factors (the “Base Salary”); provided that no such adjustment shall be made to reduce the Base Salary below the higher of (a) $375,000 or (b) its then current level without Executive’s written consent, except that the Base Salary may be reduced without Executive’s consent in conjunction with and consistent with (a ratio not greater than that suffered by other senior executives) an overall reduction in base compensation paid to senior executives of the Company as a group. The Base Salary shall be payable to Executive in accordance with the then current payment policies of the Company for its senior executives.
     2.2 Annual Bonus Compensation. Executive shall be eligible to participate in the First Mercury Financial Corporation Performance Based Annual Incentive Plan or such other short term incentive plan as the Company may adopt from time to time for the benefit of its senior executives (the “Incentive Plan”) and to earn annual bonuses under such plan as may from time to time be in effect based on the financial performance of the Company and Executive’s personal performance against annual targets, goals or other criteria as may be set by the Committee in its sole discretion from time to time (each, an “Annual Incentive Bonus”). Notwithstanding anything in this Agreement or any other plan or arrangement to the contrary, in no event shall the Target Bonus of Executive be reduced without Executive’s written consent, except that the Target Bonus may be reduced without Executive’s consent in conjunction with and consistent with (a ratio not greater than that suffered by other senior executives) an overall reduction in target bonus compensation of the senior executives of the Company as a group. The Annual Incentive Bonus for each year, if any, shall be paid in accordance with the terms of the Incentive Plan.
     2.3 Equity Based Compensation. Executive shall be eligible to receive equity awards under the First Mercury Financial Corporation Omnibus Incentive Plan of 2006 (“Equity Plan”), as amended, or any successor equity based compensation plan for senior executives as may be adopted by the Company from time to time (each, a “Long Term Incentive Award”). The target value (as calculated by the Committee in its sole discretion) of Executive’s annual Long Term Incentive Award shall be 75% of his Base Salary (except that this percentage may be reduced in conjunction with and consistent with (a ratio not greater than that suffered by other senior executives) an overall reduction in equity based compensation paid to senior executives of the Company as a group), provided, however, that the timing, number of options, shares or equity units involved, and terms and conditions of all such awards shall be determined by the Committee in its sole discretion and shall be subject to the terms of the plan under which such award is made.
     2.4 Benefits. In addition to the compensation to be paid under this Agreement, the Company shall provide to, or for the benefit of, Executive the following employee benefits:
(a)	Participation in retirement or welfare benefit plans, if any, which are made generally available from time to time to the salaried employees of the Company, to the extent that

Executive is eligible to participate therein pursuant to the terms and conditions of such plans.

(b)	Participation in health, disability and other insurance plans, if any, which are made generally available from time to time to the salaried employees of the Company, to the extent that Executive is eligible to participate therein pursuant to the terms and conditions of such plans.

(c)	Sick leave in accordance with the policies of the Company in effect from time to time.

(d)	Reasonable vacation time in accordance with the policies of the Company in effect from time to time or as otherwise approved by the Chief Executive Officer or the Board.

(e)	Such other benefits as may be approved by the Board or Committee on a case-by-case basis for proper business purpose.
     2.5 Reimbursement of Business Expenses. Executive shall be entitled to receive reimbursement for, or payment of, the legitimate business expenses incurred by Executive on behalf of the Company in accordance with the Company policy in effect from time to time, including meals, lodging, transportation and other travel expenses.
SECTION 3
TERM OF AGREEMENT; TERMINATION
     3.1 Term. This Agreement shall become effective on the date first written above and shall continue in force until terminated in accordance with this Section 3. Executive’s employment with the Company pursuant to this Agreement shall terminate concurrently with the termination of this Agreement.
     3.2 Termination upon Death or Disability. Executive’s employment under this Agreement shall terminate automatically upon the death of Executive and, unless otherwise prohibited by law, shall terminate at the Company’s election in the event of Executive’s Disability.
     3.3 Termination by Mutual Agreement. This Agreement may terminate at any time upon the mutual agreement of the Company and Executive.
     3.4 Termination by the Company.
(a)	The Company may terminate Executive’s employment under this Agreement at any time, without Cause (as defined in Section 3.4(c)), upon 30 days prior written notice of termination to Executive. The Company, in its sole discretion but without derogation to any rights of Executive under Section 2, may place Executive on administrative leave during the 30 day notice period.

(b)	The Company may terminate Executive’s Employment under this Agreement with Cause immediately upon written notice of termination to Executive, unless a later termination date is specified in the notice.

(c)	For the purposes of this Agreement, “Cause” for termination shall exist in the event of Executive’s:
(1)	embezzlement, fraud, theft or other illegal or unethical act or omission that adversely affects (or that could reasonably be expected to adversely affect) the Company, its Affiliates or any of their respective employees, producers, insurers, reinsurers, agents, customers or other persons doing business with the Company or its Affiliates;

(2)	conviction of, or plea of guilty or nolo contendere to:
(A)	a felony, or

(B)	other crime involving moral turpitude that (i) materially impairs (or could reasonably be expected to materially impair) Executive’s ability to perform his duties hereunder or (ii) otherwise results in death or substantial bodily or psychological harm to any person;
(3)	bar or suspension for a period of more than 60 days by any court or regulatory agency of competent jurisdiction from performing employment duties for, engaging in any activities on behalf of, or otherwise being associated with, the Company or its Affiliates;

(4)	material breach of the terms of this Agreement or of Executive’s fiduciary obligation to the Company or any of its Affiliates or other conduct undertaken with deliberate intent to cause harm or injury, or undertaken with reckless disregard to the harm or injury that would be caused, to the Company, any of its Affiliates or any employee, producer, insurer, reinsurer, agent, customer or other person doing business with the Company other than conduct taken pursuant to advice of legal counsel to the Company; or

(5)	willful failure or refusal to follow the lawful and good faith directions of the Board or the Chief Executive Officer. For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by him in bad faith or without a reasonable belief that his action or omission is in the best interests of the Company or its Affiliates. Any act or omission, based upon directions given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or its Affiliates shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company or its Affiliates.
     3.5 Termination by Executive.
(a)	Executive may terminate his employment under this Agreement at any time without Good Reason (as defined in Section 3.5(c) below) upon 45 days prior written notice to the Company. The Company, in its sole discretion but without derogation to any rights of Executive under Section 2, may place Executive on administrative leave during the 45 day notice period.

(b)	Executive may terminate his employment under this Agreement, upon 30 days prior written notice to the Company, for Good Reason; provided that Executive shall not be entitled to resign pursuant to this Section 3.5(b) if, prior to the expiration of the 30 day notice period, the Company causes the facts or events giving rise to the Good Reason for resignation to no longer exist, so long as the Company does not persistently give rise to Good Reason and then cause such facts or events to no longer exist. The Company, in its sole discretion but without derogation to any rights of Executive under Section 2, may place Executive on administrative leave during the notice period. Notwithstanding anything to the contrary contained herein, Executive shall not be required to perform any act stated in his written notice of resignation that constitutes the basis for Good Reason for his resignation for the period beginning with the giving of such written notice and ending with the effective date of the termination of his employment.

(c)	For purposes of this Agreement, “Good Reason” for resignation shall exist if, prior to his resignation, any of the following shall have occurred and Executive shall have given notice of his resignation for Good Reason within sixty (60) days after Executive has knowledge of the occurrence of such event:
(1)	Executive, without his consent, ceases to hold the positions and titles of Executive Vice President, Chief Financial Officer and Corporate Secretary (other than upon death or Disability or in connection with an event that permits a termination for Cause which the Company exercises);

(2)	Executive is assigned, without his consent, authority or responsibility materially inconsistent with the authority and responsibility contemplated by Section 1.1 of this Agreement, including without limitation any material diminution of his authority and responsibility or change in reporting requirements;

(3)	Executive’s Base Salary is materially reduced, or there is any material delay in the payment of Executive’s Base Salary, or there is any material reduction in the nature and amount of benefits (including benefits under the Incentive Plan or the Equity Plan or any successor plans thereto) theretofore provided to Executive pursuant to Section 2 (provided that a change in Company plans applicable to senior executives generally or a reduction in the Company’s stock price shall not constitute a reduction in benefits);

(4)	Any requirement is imposed for Executive to reside outside of the Detroit, Michigan metropolitan area;

(5)	The Company commits a material breach of this Agreement (other than breaches which may be covered by some other subsection of this Section 3.5(c)), which breach is not cured within 30 days after written notice thereof is given by Executive;

(6)	Richard Smith is no longer Chief Executive Officer; or

(7)	A Change in Control Event occurs.
     3.6 Compensation Upon Termination. In addition to any employee benefits to which Executive is entitled pursuant to Section 2.4 and any reimbursement of business expenses pursuant to Section 2.5 (with respect to which Executive and the Company shall reasonably cooperate), Executive shall be entitled to the following upon termination of employment under this Agreement:

(a)	In the event that the Company discharges Executive pursuant to Section 3.4(b) for Cause, or Executive resigns (other than for Good Reason), then:
(1)	Executive shall be entitled to receive and the Company shall cause to be paid:
(A)	any earned but unpaid Base Salary through the effective date of termination, and

(B)	any Annual Incentive Bonus award earned and payable in accordance with the Annual Incentive Plan for any Performance Period which ended prior to the effective date of termination but not theretofore paid to Executive.

All amounts payable pursuant to this Section 3.6(a)(1) shall be paid by the Company in a lump sum within 90 days after the date of Executive’s termination or resignation unless otherwise agreed between the Company and Executive.
(2)	Executive’s rights with respect to any equity awards shall be determined under the terms of the plan(s) under which such equity awards were granted and the terms of any grant agreement covering such awards.
(b)	In the event that Executive’s employment is terminated by death, then:
(1)	Executive’s estate or personal representative shall be entitled to receive and the Company shall cause to be paid:
(A)	any earned but unpaid Base Salary through the date of Executive’s death;

(B)	any Annual Incentive Bonus award earned and payable in accordance with the Annual Incentive Plan for any Performance Period which ended prior to the effective date of termination but not theretofore paid to Executive; and

(C)	a Pro Rated Bonus for the Performance Period that includes the date of Executive’s death.

All amounts payable pursuant to this Section 3.6(b)(1) shall be paid by the Company in a lump sum within 90 days after the date of Executive’s death unless otherwise agreed between the Company and Executive’s estate or personal representative and provided that the Pro Rated Bonus shall be paid within 30 days after the date on which it is determined by the Committee in accordance with the Annual Incentive Plan.
(2)	Executive’s rights with respect to any equity awards shall be determined under the terms of the plan(s) under which such equity awards were granted and the terms of any grant agreement covering such awards.
(c)	Except as provided in Section 3.6(d) below, in the event that the Company discharges Executive pursuant to Section 3.4(a) other than for Cause, the Company terminates Executive’s Employment as a result of his Disability pursuant to Section 3.2,

Executive’s Employment is terminated by mutual agreement of Executive and the Company in connection with Executive’s retirement (and subject to a satisfactory separation and transition agreement between Executive and the Company) or Executive resigns pursuant to Section 3.5(b) for Good Reason, then:
(1)	Executive shall be entitled to receive and the Company shall cause to be paid:
(A)	any earned but unpaid Base Salary through the date of termination;

(B)	any Annual Incentive Bonus award earned and payable in accordance with the Incentive Plan for any Performance Period which ended prior to the effective date of termination or resignation for Good Reason but not theretofore paid to Executive;

(C)	a Pro Rated Bonus for the Performance Period that includes the date of termination or resignation for Good Reason;

(D)	the Termination Bonus Amount; and

(E)	continuation of Executive’s then current Base Salary for the 24 month period following the date of termination or resignation for Good Reason.
Subject to Section 3.8, and except as otherwise agreed to between Executive and the Company, all amounts payable pursuant to Section 3.6(c)(1)(A), (B) and (D) shall be paid by the Company in a lump sum within 90 days after the date of Executive’s termination or resignation and provided that the Pro Rated Bonus shall be paid within 30 days after the date on which it is determined by the Committee in accordance with the Annual Incentive Plan.

(2)	Executive shall be entitled to, and the Company shall provide (subject to Executive making a timely election of COBRA continuation coverage), continued benefits (to the same extent and at the same benefit level as were provided by the Company to Executive immediately prior to termination) under the retirement and welfare benefit plans referenced in Section 2.4(a), and the health, disability and other insurance plans referenced in Section 2.4(b), for the 24 month period following the date of termination, and, to the extent permitted pursuant to such health insurance plan(s), for such longer period as to which Executive pays the cost of coverage thereof; provided, that if any such plans are terminated, or benefits thereunder reduced or eliminated, during such 24 month period, or if, as a result of termination or otherwise, Executive ceases to be eligible to participate in any such plans during such 24 month period, the Company shall provide to Executive substitute benefits which are provided to continuing senior executives of the Company.

(3)	All equity awards outstanding at the time of Executive’s termination or resignation for Good Reason shall (to the extent not vested) immediately vest and, with respect to any stock option award, may be exercised by Executive for a period equal to the shorter of the remaining term of such option award and one year.

(d)	In the event that (1) a Change of Control Event occurs and (2) the Company discharges Executive pursuant to Section 3.4(a) other than for Cause or Executive resigns pursuant to Section 3.5(b) for Good Reason within the Protected Period, Section 3.6(c) shall be applicable, provided that amounts payable pursuant to Section 3.6(c)(1)(A), (B), (D), and (E) shall be paid in a lump sum promptly following the later of (x) the effective date of such termination or (y) the effective date of the Change in Control Event.

(e)	Except as otherwise provided in Sections 3.6(b) or 3.6(c), Executive’s right, upon and after the termination of his employment under this Agreement pursuant to this Section 3 or otherwise, to receive any benefit under the plans, if any, in which Executive is entitled to participate pursuant to Section 2.4 shall be determined under the provisions of those plans.

(f)	The foregoing notwithstanding, except as otherwise expressly provided below, in no event shall the Company be obligated to make payments to Executive, under this Agreement or otherwise following his termination that would constitute “excess parachute payments” within the meaning of Section 280G of the Code. In the event the Company believes that any payment (including acceleration of vesting of equity awards) due Executive would constitute an “excess parachute payment” and Executive will be subject to the excise tax imposed by Section 4999 of the Code, the Company and Executive agree that the aggregate parachute payments (as defined in Section 280G) made to Executive under this Agreement and any and all other agreements shall not exceed 299.99% of Executive’s Base Amount.
     3.7 Notices. Any termination of Executive’s employment for which notice of termination is required to be given pursuant to this Section 3 shall be communicated in a writing which shall indicate the specific provision in this Section 3 relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.
     3.8 General Release; Transition. Notwithstanding anything in this Section 3 or elsewhere in this Agreement to the contrary, at the election of the Company, no amount shall be payable under this Section 3 in excess of (a) any earned but unpaid Base Salary through the date of Executive’s termination; (b) any award under the Incentive Plan or the Equity Plan which was earned pursuant to the terms and conditions of such plan for any Performance Period ending prior to the effective date of termination but was not theretofore paid to Executive, unless (i) Executive (or his personal representative or trustee of his estate, in the case of his disability or death) executes a general release of claims in substantially the form of Exhibit A hereto and does not revoke such release and (ii) Executive provides transition services (including cooperation in any litigation involving the Company) to the extent reasonably requested by the Company.
     3.9 No Mitigation. Executive shall not be required to mitigate the amount of the payments to be made pursuant to this Section 3 or any portion of it by seeking other employment or otherwise. No portion of the payments to be made pursuant to this Section 3 will be offset or reduced by the amount of any compensation or benefits provided to Executive by a successor employer.

SECTION 4
CONFIDENTIALITY AND NON-COMPETITION
     4.1 Confidential Information. Except as otherwise provided in Section 4.2, the term “Confidential Information” shall mean all information of or concerning the Company, whether in written or oral, tangible or intangible form, including, without limitation, the following:
(a)	The whole or any portion or phase of any data or information relating to the Company’s processes or techniques relating to its business, whether or not copyrighted, copyrightable, patented or patentable;

(b)	Any software, programs, calculations, instructions or other intellectual property and embodiments thereof of any media, including electro magnetic, and in any form, including source code and object code, whether or not copyrighted, copyrightable, patented or patentable;

(c)	Underwriting processes, methods, algorithms, data and techniques;

(d)	Claims experience, history and data;

(e)	Business plans and programs, marketing concepts and marketing and sales information of the Company;

(f)	Financial, pricing and/or credit information regarding the Company or its programs, customers, producers, insurers, reinsurers and agents of the Company;

(g)	The names, addresses, policy expiration dates and telephone numbers of customers, producers, insurers, reinsurers and agents of the Company;

(h)	The internal corporate policies and procedures of the Company;

(i)	Any information of any nature whatsoever that gives the Company the opportunity to obtain any advantage over its competitors who do not have access to or use of such information; and

(j)	Any other information designated by the Company as confidential or proprietary at the time of its disclosure to Executive.
The term “Confidential Information” also shall include all trade secrets and confidential and proprietary information of any customer, agent, producer, insurer or reinsurer, (or prospective customer, agent, producer, insurer or reinsurer) of the Company, whether in written or oral, tangible or intangible form, which have been disclosed to the Company pursuant to the Company’s agreement to maintain the confidentiality of such information.
     4.2 Excluded Information. Notwithstanding anything in Section 4.1 to the contrary, the term “Confidential Information” shall not include any data or information that (a) is or has become generally known to the insurance industry (except for such public disclosure that has been made by or through Executive or by a third person with the knowledge of Executive without authorization by the Company); (b) has been independently developed and disclosed by parties other than Executive or the Company to the public generally without a breach of any known obligation of confidentiality by any such person running directly or indirectly to the Company; or (c) otherwise enters the public domain through lawful means.
     4.3 Confidentiality Agreement. Executive agrees and acknowledges that the Confidential Information is the property of the Company, and that such information is sensitive, confidential and important and is furnished by the Company to Executive under the terms and conditions of this Agreement. Executive shall keep the Confidential Information (whether obtained prior to or after the date of this Agreement) strictly confidential during the term of this Agreement and at all times thereafter provided, however, that Executive may disclose Confidential Information in the performance of his employment to the extent that he reasonably believes such disclosure is necessary or convenient, in his reasonable discretion, in order to perform his duties. All Confidential Information of the Company or its predecessors, or of any third party to whom the Company owes a duty of non-disclosure, which Executive has received, receives or becomes knowledgeable of shall be utilized by Executive for the singular purpose of carrying out Executive’s duties and undertakings on behalf of the Company. In no event shall Executive, whether during or after employment, copy any Confidential Information, except as needed, nor utilize any Confidential Information in a manner so as to compete with the Company, or to aid or further the competition of any other person or entity with the Company, or to otherwise disclose or dispose thereof for personal gain or for any reason injurious to the interests of the Company.
     4.4 Return of Company Property. Executive agrees that upon termination of this Agreement, Executive shall immediately surrender to the Company, without request, or, at the Company’s request and in the Company’s sole discretion, destroy or cause to be destroyed all memoranda, notes, reports, documents, software and disks and all copies and other reproductions and extracts thereof, including those prepared by Executive, which are in Executive’s possession or under his control and which contain or are derived from Confidential Information.
     4.5 Covenant Not to Compete or Solicit. Executive shall not, directly or indirectly, do any of the following during the term of this Agreement and for the entire Post-Termination Non-Competition Period (as defined below):
(a)	Be employed by, serve as consultant or independent contractor to, directly or indirectly beneficially own any equity or similar interest in (except as the holder of not more than one percent of the voting securities of any publicly traded entity or as a shareholder of the Company or any successor thereto), or otherwise engage in, any business that competes with the Company or any subsidiary of the Company in the continental United States;

(b)	Solicit or cause to be solicited, directly or indirectly, any employees of the Company for any purpose (other than, during the term of this Agreement, as an employee of the Company on behalf of the Company); or

(c)	Solicit or cause to be solicited, directly or indirectly, or in any way be responsible for, an offer of employment to (or the hiring of) any employee of the Company by any other person.

The term “Post-Termination Non-Competition Period” shall mean a period of twenty-four (24) months following termination of employment.
     4.6 Additional Covenants. During the term of this Agreement, Executive shall not take advantage of any Company Opportunity without first offering such opportunity with full disclosure of material facts to the Board and receiving notice that the Board has declined such opportunity. For this purpose, “Company Opportunity” means any opportunity to engage in a business activity: (a) of which Executive becomes aware (1) by virtue of Executive’s relationship with, or in connection with performing functions in the business of, or in using facilities or other resources of the Company; and (2) under circumstances that should reasonably lead Executive to believe that the person offering the opportunity expects it to be offered to the Company; or (b) which Executive knows is closely related to a business in which the Company is engaged or expected to engage.
     4.7 Non Disparagement. During and after the term of his employment, Executive agrees not to in any way, directly or indirectly, slander, libel, disparage, make derogatory statements about or take other action which is intended, or could reasonably be expected to be, detrimental to the Company or its Affiliates, or their business, employees or representatives.
     4.8 Remedies for Breach. Executive agrees that, in the event of any breach or threatened breach of any provision of this Section 4 by Executive, the Company shall be entitled to a temporary restraining order and other temporary or permanent injunctive relief without need of a bond or other security. No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law, in equity or by statute.
     4.9 Reasonableness of Restrictions. Executive agrees and understands that there are significant business reasons for the restrictions contained in this Agreement and that such restrictions are reasonable and necessary to protect legitimate business interests of the Company. Without limiting the generality of the foregoing, Executive agrees and understands that because the Company may sell its products, technology and services throughout the continental United States, the geographic scope of Executive’s agreement not to compete with the Company is both reasonable and necessary.
     4.10 Severability. If any provision of this Section 4 is held invalid, illegal or unenforceable, the remaining provisions shall continue in full force and effect. If any provision of this Section 4 is for any reason held to be excessively broad as to time, duration, geographic scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent permitted by applicable law.
     4.11 Scope of Section 4. As used in this Section 4, the term the “Company” shall include all Affiliates of the Company.

SECTION 5
MISCELLANEOUS
     5.1 Insurance and Indemnification. The Company shall, at no cost to Executive, (i) use its reasonable best efforts to at all times include Executive, during the term of Executive’s employment hereunder and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage for all officers and directors of the Company and (ii) provide Executive with at least the same indemnification rights as it provides to its other officers and directors.
     5.2 Key Man Life Insurance; COLI. Executive agrees to cooperate with the Company in connection with, and consent to the placement of, “key man” or other corporate owned insurance on Executive’s life by the Company, provided that nothing herein shall require the Company to obtain or maintain any such insurance on Executive’s life.
     5.4 No Conflict. Executive represents that the performance by Executive of all the terms of this Agreement, as an Executive of the Company, has not, does not and will not breach any agreement as to which Executive is or was a party and which requires Executive to keep any information in confidence or in trust. Executive has not entered into, and will not enter into, any written or oral agreement in conflict herewith.
     5.5 Notices. Any and all notices required to be given under this Agreement shall be given, and be deemed given, as follows: (a) by personal delivery which shall be deemed given when delivered; (b) by U. S. first-class mail, postage prepaid, which shall be deemed given the third day after deposit; or (c) by telecopy (if telecopy number is listed) with confirmation of receipt which shall be deemed given when sent. Any such notice shall be addressed, if to the Company at its principal place of business (attn: Chief Executive Officer) and, if to Executive at his most current home address on record with the Company for payroll and other corporate purposes, unless a different address for notice purposes is designated by Executive in a written notice complying with and referring to this Section 5.5.
     5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without regard to conflict of law principles.
     5.7 Amendment and Waiver. This Agreement shall not be amended or modified, and none of the provisions hereof shall be waived, except in a writing signed on behalf of the Company and by Executive or, in the case of a waiver, on behalf of the party making a waiver. In the event that any obligation, agreement or covenant contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.
     5.8 Section Headings. Section headings contained in this Agreement are for convenience only and shall not be considered in construing any provision hereof.

     5.9 Assignment. This Agreement is personal to Executive and Executive may not assign or delegate any of his rights or obligations hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon Executive and the Company and their respective heirs, administrators, executors, successors and assigns, including successive as well as immediate heirs, administrators, executors, successors and assigns.
     5.10 Entire Agreement. This Agreement terminates, cancels and supersedes all previous written and oral employment agreements or other agreements relating to the relationship of Executive with the Company entered into between the parties hereto. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter of this Agreement. Executive is represented by independent legal counsel or has had the opportunity to retain independent legal counsel to represent Executive’s interests. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring any party by virtue of authorship of any of the specific provisions of the Agreement. EXECUTIVE ACKNOWLEDGES THAT, BEFORE PLACING HIS SIGNATURE HEREUNDER, HE HAS READ ALL OF THE PROVISIONS OF THIS AGREEMENT.
     5.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without thereby rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
     5.12 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent. In the event that the benefits or payments under this Agreement are determined by the Company to be in the nature of nonqualified deferred compensation payments, the Company and Executive hereby agree to take such actions and to make such changes to the benefits or payments hereunder as may be mutually agreed between the parties to ensure that such benefits or payments comply with the applicable provisions of Section 409A of the Code and the official guidance issued thereunder, provided that in the event of any such change to the benefits or payments hereunder, the value or types of payments or benefits under this Agreement shall be appropriately adjusted so that the aggregate present value of the payments and benefits hereunder after such change are economically equivalent to the aggregate present value that existed prior to such change. Executive acknowledges and agrees that notwithstanding any other provision of this Agreement, the Company and its Affiliates are not providing him with any tax advice with respect to Section 409A of the Code or otherwise and are not making any guarantees or other assurances of any kind to Executive with respect to the tax consequences or treatment of any amounts paid or payable to Executive under this Agreement.
     5.13 Dispute Resolution.
(a)	Notwithstanding any provision herein to the contrary, any determination of (1) whether Cause for termination or Good Reason for resignation exists and (2) whether something “materially” affects anything, or is “substantially” or “reasonably” or “effectively” done, or is “material” or “reasonable,” as such terms are used in this Agreement, shall be made in the first instance by the Board or one of its appropriate oversight committees.

(b)	In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding, confidential arbitration conducted by the American Arbitration Association (“AAA”) in Southfield, Michigan in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, provided, however, that this arbitration provision shall not apply to, and Company shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened breach or violation by Executive of his obligations under Section 4 hereof in any court having appropriate jurisdiction. Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of a covered dispute. The arbitrator may, but is not required, to order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement. The proceedings and the rulings shall be confidential and the parties shall implement agreements and processes to maintain such confidentiality.
SECTION 6
DEFINITIONS
     6.1 “AAA” has the meaning specified in Section 5.13(b).
     6.2 “Affiliates” means an entity shall be deemed to be an Affiliate of another entity if it controls, is controlled by or is under common control with the other entity, where “control” means the power to vote not less than ten percent of the voting securities of an entity.
     6.3 “Agreement” has the meaning specified in the opening paragraph.
     6.4 “Annual Incentive Bonus” has the meaning specified in Section 2.2.
     6.5 “Base Amount” means with respect to Executive as of any point in time his base amount with respect to his employment with the Company determined under Section 280G(b)(3)(A) of the Code.
     6.6 “Base Salary” has the meaning specified in Section 2.1.
     6.7 “Board” has the meaning specified in Section 1.1.
     6.8 “Cause” has the meaning specified in Section 3.4(c).

     6.9 “Change In Control Event” means a transaction or series of related transactions which qualify as a change in control event with respect to the Company for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5).
     6.10 “Code” means the Internal Revenue Code of 1986, as amended.
     6.11 “Committee” means the Compensation Committee of the Board.
     6.12 “Company” has the meaning specified in the opening paragraph.
     6.13 “Company Opportunity” has the meaning specified in Section 4.6.
     6.14 “Confidential Information” has the meaning specified in Section 4.1.
     6.15 “Disability” means a determination by the Board acting in good faith that (i) Executive is unable to perform the essential functions of his job with or without reasonable accommodation as a result of a physical or mental condition and (ii) such condition can reasonably be expected to continue for an indefinite period.
     6.16 “Effective Date” has the meaning specified in the initial paragraph.
     6.17 “Equity Plan” has the meaning specified in Section 2.3.
     6.18 “Executive” has the meaning specified in the opening paragraph.
     6.19 “Good Reason” has the meaning specified in Section 3.5(c).
     6.20 “Incentive Plan” has the meaning specified in Section 2.2.
     6.21 “Long Term Incentive Award” has the meaning specified in Section 2.3.
     6.22 “Performance Period” means a fiscal year of the Company or such other period as may be established by the Committee or a compensation plan of the Company for measuring performance for compensation purposes.
     6.23 “Post-Termination Non-Competition Period” has the meaning specified in Section 4.5.
     6.24 “Pro Rated Bonus” means the Annual Incentive Bonus, if any, awarded to Executive consistent with the compensation practices established by the Committee with respect to other senior executives of the Company with respect to the Performance Period in which Executive’s employment terminates based on (i) the Company’s actual financial performance against such financial performance targets as may have been set by the Committee for such Performance Period and (ii) the portion of such Performance Period during which Executive was employed.
     6.25 “Protected Period” means the period commencing 90 days before the effective date of a Change in Control Event and ending on the first anniversary of the effective date of such Change in Control Event.
     6.26 “Target Bonus” means for the fiscal year ending December 31, 2009, seventy five percent (75%) of Executive’s Base Salary as in effect at January 1, 2009, and thereafter the percentage of Executive’s Base Salary as in effect at the beginning of each fiscal year of the Company as is determined by the Committee.
     6.27 “Termination Bonus Amount” means an amount equal to the sum of the actual Annual Incentive Bonuses awarded and paid to Executive with respect to the two fiscal years immediately preceding the fiscal year in which termination of employment occurs.
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SIGNATURES
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

	COMPANY:	EXECUTIVE:

	FIRST MERCURY FINANCIAL CORPORATION	JOHN A. MARAZZA

By:	/s/ Richard H. Smith	/s/ John A. Marazza

	Richard H. Smith, Chairman, President and Chief Executive Officer	John A. Marazza

EXHIBIT A
Form of Release
          Date:
     In consideration of the agreement of First Mercury Financial Corporation (“Company”) to enter into that certain Employment Agreement, dated as                                         , 2009, with the undersigned and the promises and covenants of Company made there under, the undersigned, on behalf of himself and his respective heirs, representatives, executors, family members and assigns hereby fully and forever releases and discharges Company and its past, present and future shareholders, directors, officers, employees, agents, attorneys, investors, administrators, affiliates, divisions, subsidiaries, predecessors, successors and assigns from and against, and agrees not to sue or otherwise institute or cause to be instituted any legal, alternative dispute resolution or administrative proceeding concerning, any claim, duty, liability, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred through the date his employment terminates, including without limitation those relating to or arising from:
          A. his employment by Company and the termination of such employment;
          B. his Employment Agreement;
          C. wrongful discharge, termination in violation of good policy, discrimination, breach of contract, both expressed or implied, covenants of good faith or fair dealing, both expressed or implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practice, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, or conversion;
          D. violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Michigan’s Elliott Larsen Civil Rights Act, and all amendments to each such Act as well as the regulations issued there under; and
          E. attorneys’ fees and costs.
     The foregoing release shall not apply with respect to Company’s payment obligations under Section 3 of the Employment Agreement or the undersigned’s rights under any “employee benefit plans” as that term is defined in the Employee Retirement Income Security Act of 1974, as amended.

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     The undersigned acknowledges that (i) he has been advised by the Company to consult a lawyer of his own choice prior to executing this release and has done so or voluntarily declined to seek such counsel, (ii) he has read this release and understands the terms and conditions hereof and the binding nature hereof, (iii) he has had at least twenty-one (21) days within which to consider the terms of this release and executed this release voluntarily and without duress or undue influence on the part of Company, (iv) he has seven (7) days to revoke his execution of this release and that such execution shall not be effective until seven (7) days following delivery to Company, and (v) he understands that his right to receive payments under Section 3 of the Employment Agreement is subject to and conditioned on the undersigned’s full and complete compliance with Section 4 of the Employment Agreement following his termination and subject to full recoupment by Company in the event of a violation of any Covenant. In the event of such recoupment, the release set forth in this document shall remain in full force and effect.
     Initially capitalized terms used in this release and defined in the Employment Agreement shall have the meanings given to such terms under the Employment Agreement.

Printed Name

Signature

Date

Notary

My Commission expires:

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